Exhibit 99.1
W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
PROVIDES UPDATE ON NASDAQ LISTING QUALIFICATIONS
MAYAGUEZ, Puerto Rico, November 15, 2007 — W Holding Company, Inc. (NYSE: WHI), the financial holding company for Westernbank Puerto Rico, today announced that it had received a determination letter from the Nasdaq Listing Qualifications Panel relating to its failure to file its Form 10-Q for the quarter ended June 30, 2007. The determination letter states that the Company has until December 3, 2007 to provide Nasdaq with certain requested information relating to the Company's previously announced investigation of the Inyx loan and related matters, and until December 31, 2007 to file its delinquent Form 10-Q for June 30, 2007. The Company is currently in the final stage of its previously announced evaluation and review of (i) the Inyx, Inc. credit, (ii) Westernbank’s asset-based lending portfolio, and (iii) the asset-based lending division’s systems of internal controls. The Company intends to file its Forms 10-Q for the quarters ended June 30, 2007 and September 30, 2007 as soon as practicable following the completion of this review.
The Company also announced that, as anticipated, due to the delay in filing its Form 10-Q for the quarter ended September 30, 2007, the Company received an Additional Staff Determination Letter from The Nasdaq Stock Market stating that the Company continues to be out of compliance with the filing requirements of Marketplace Rule 4310(c)(14) and, therefore, the Company's Series B, C, D, E, F, G and H preferred securities continue to be subject to potential delisting from The Nasdaq Stock Market.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.